Exhibit 99.2

Masco Corporation Announces Pricing of Tender Offers

Livonia, Mich., (June 26, 2017) — Masco Corporation (NYSE: MAS) (“Masco”) announced today the consideration to be paid in the previously announced cash tender offers (the “Tender Offers”) to purchase up to an aggregate purchase price (each, a “Maximum Series Tender Cap”) for each of the four series of notes issued by Masco (the “Notes”) as shown in the table below. Masco previously announced the increase of the Maximum Series Tender Cap for the 6.50% Notes due 2032 as shown in the table below. The Maximum Series Tender Cap for each of the remaining series of Notes remains unchanged.

The Tender Offers are being made pursuant to the terms and conditions set forth in the offer to purchase dated June 12, 2017 (the “Offer to Purchase”).

As of 5:00 p.m., New York City time, on June 23, 2017 (the “Early Tender Date”), as reported by D.F. King & Co., Inc., the tender and information agent for the Tender Offers, the principal amounts of the Notes listed in the table below had been validly tendered and not validly withdrawn. The applicable Reference Yield, Repurchase Yield and Total Consideration (as defined below) for the principal amount of such Notes accepted for purchase are detailed in the table below.

Security (CUSIP No.)	Initial Principal Amount	Original Maximum Series Tender Cap	Revised Maximum Series Tender Cap	U.S. Treasury Reference Security	Reference Yield	Fixed Spread	Repurchase Yield	Principal Amount Tendered	Principal Amount Accepted	Early Tender Payment (b)(c)	Total Consideration (b)(c)
7.125% Notes due March 15, 2020 (574599BG0)	$500,000,000	$340,000,000	No Change	1.625% UST due 3/15/2020	1.451%	+50 bps	1.951%	$344,581,000	$299,240,000	$30	$1,136.21
5.95% Notes due March 15, 2022 (574599BH8)	$400,000,000	$85,000,000	No Change	1.75% UST due 5/31/2022	1.752%	+75 bps	2.502%	$311,552,000	$73,755,000	$30	$1,152.46
7.75% Notes due August 1, 2029 (574599AT3)	$296,000,000	$85,000,000	No Change	2.375% UST due 5/15/2027	2.128%	+165 bps	3.778%	$115,295,000	$61,473,000	$30	$1,382.71
6.50% Notes due August 15, 2032 (574599AY2)	$300,000,000	$85,000,000	$127,600,000	2.375% UST due 5/15/2027	2.128%	+195 bps	4.078%	$136,762,000	$100,357,000	$30	$1,271.45

(a)	Per $1,000 principal amount.
(b)	The Total Consideration for Notes validly tendered prior to or at the Early Tender Date and accepted for purchase is calculated using the applicable Fixed Spread (as defined below) and is inclusive of the Early Tender Payment (as defined below).

In addition to the applicable total consideration specified in the table above (the “Total Consideration”) for each $1,000 principal amount of Notes tendered at or prior to the Early Tender Date and accepted for payment, Masco will pay accrued and unpaid interest up to, but not including, June 27, 2017, the expected settlement date, for the Notes tendered at or prior to the Early Tender Date in the Tender Offers. The applicable Total Consideration was calculated in the manner described in the Offer to Purchase by reference to the applicable fixed spread for such

Note (the “Fixed Spread”) specified in the table above plus the applicable yield to maturity based on the bid-side price of the applicable U.S. Treasury Reference Security specified in the table above at 11:00 a.m., New York City time, on June 26, 2017. The Total Consideration also includes the applicable early tender payment for each $1,000 principal amount of such Note specified in the table above (the “Early Tender Payment”).

The Tender Offers will expire at 11:59 p.m., New York City time, on July 11, 2017, unless extended or earlier terminated. Because the Tender Offers have been fully subscribed as of the Early Tender Date, holders who tendered Notes after the Early Tender Date will not have any of their Notes accepted for purchase. Any Notes tendered after the Early Tender Date, together with any Notes tendered at or prior to the Early Tender Date but not accepted for purchase by Masco, including Notes not accepted because of proration, will be returned to the holders thereof as described in the Offer to Purchase.

The withdrawal deadline for the Tender Offers was 5:00 p.m., New York City time, on June 23, 2017 (the “Withdrawal Deadline”) and has not been extended. Accordingly, previously tendered Notes and Notes tendered after the Withdrawal Deadline may not be withdrawn, subject to applicable law.

Masco will fund the Tender Offers with the proceeds from the sale of its 3.500% Notes due 2027 and its 4.500% Notes due 2047, which was completed on June 21, 2017, and with cash on hand.

J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as dealer managers for the Tender Offers. D.F. King & Co., Inc. is acting as the tender and information agent for the Tender Offers.

For additional information regarding the terms of the Tender Offers, please contact the dealer managers: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822. The Offer to Purchase may be obtained from D.F. King & Co., Inc. by calling toll-free at (866) 796-3441 (bankers and brokers can call collect at (212) 269-5550) or e-mailing mas@dfking.com.

The obligation of Masco to accept any Notes tendered and to pay the consideration for Notes is subject to satisfaction or waiver of certain conditions and other terms set forth solely in the Offer to Purchase.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. Masco, subject to applicable law, may amend, extend or terminate the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Masco, the dealer managers, the information agent or the depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers.

Headquartered in Livonia, Mich., Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Masco’s portfolio of industry-leading brands includes Behr® paint; Delta® and Hansgrohe® faucets, bath and shower fixtures; KraftMaid® and Merillat® cabinets; Milgard® windows and doors; and HotSpring® spas. Masco leverages its powerful brands across product categories, sales channels and geographies to create value for its customers and shareholders. For more information about Masco Corporation, visit masco.com.

Cautionary Statements

This news release contains statements about future events and expectations, or forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These projections and statements reflect Masco’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors, including those described in and incorporated by reference into the Offer to Purchase. Masco undertakes no obligation to update the information contained in this news release to reflect subsequently occurring events or circumstances.

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Investor Contact

David Chaika

Vice President, Treasurer and Investor Relations

313-792-5500

david_chaika@mascohq.com